Exhibit 99.6

EXCHANGE AGENT AGREEMENT

            , 2008

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Attn: Corporate Trust Division—Corporate Finance Unit

Ladies and Gentlemen:

Petroleum Development Corporation, a corporation organized under the laws the State of Nevada (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange up to $203,000,000 aggregate principal amount of its 12% Senior Notes due 2018 (the “New Notes”) for a like aggregate principal amount of its outstanding 12% Senior Notes due 2018 (the “Old Notes”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus (the “Prospectus”) included in the Company’s registration statement on Form S-4 (File No. 333-            ) (the “Registration Statement”) filed with the Securities and Exchange Commission, and proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the “Notes.” This Exchange Agent Agreement is hereinafter referred to as this “Agreement.”

The Company hereby appoints The Bank of New York, a New York banking corporation, to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to The Bank of New York, a New York banking corporation.

The Exchange Offer is expected to be commenced by the Company on or about             , 2008. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of Old Notes tendered. The Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic messages transmitted to the Exchange Agent by participants in the Exchange Offer in accordance with the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP, to the extent that ATOP is utilized by the participants in the Exchange Offer.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on             , 2008 or on such later date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date with respect to the Exchange Offer, and in such case the term “Expiration Date” shall mean the time and date on which the Exchange Offer as so extended shall expire.

The Company expressly reserves the right, in its sole discretion, to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes, if the Company determines that any of the conditions to the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions of the Exchange Offer” have not occurred or have not been satisfied. The Company will give to you as promptly as practicable oral (promptly confirmed in writing) or written notice of any delay, amendment, termination or non-acceptance.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth herein and in the section of the Prospectus captioned “The Exchange Offer” or in the Letter of Transmittal accompanying the Prospectus and such duties which are necessarily incidental thereto.

2. You will establish an account with respect to the Old Notes at DTC (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfers into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

4. With the approval of the Chief Financial Officer or any Vice President of the Company (such approval, if given orally, promptly to be confirmed in writing) or any other party designated by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering Old Notes” and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

6. You shall advise the Company with respect to any Old Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

7. You shall accept tenders:

(a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes tendered promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an Agent’s Message in lieu thereof) with any required signature guarantees and any other required document. Unless otherwise instructed in writing by the Company, you shall issue New Notes only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

9. Tenders pursuant to the Exchange Offer are irrevocable after the Expiration Date. Subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date in accordance with the terms of the Exchange Offer. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Company, in its sole discretion, which determination shall be final and binding.

10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Prospectus are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the Company to you.

11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfers), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected book-entry transfers).

12. All certificates for reissued Old Notes, unaccepted Old Notes or New Notes (other than those effected by book-entry transfer) shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

14. As Exchange Agent hereunder you:

(a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence or willful misconduct, and in no event shall you be liable to a securityholder, the Company or any third party for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) arising in connection with this Agreement irrespective of whether you have been advised of the likelihood of such loss or damage and regardless of the form of action;

(b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company and no implied duties or obligations shall be read into this Agreement against you; and no provision in this Agreement shall require you to expend or risk your own funds or otherwise incur financial liability in the performance of any of your duties, or in the exercise of your rights and powers hereunder;

(c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the New Notes;

(d) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

(e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper party or parties;

(f) may conclusively rely on and shall be protected in acting in reliance upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons;

(g) may conclusively rely on and shall be protected in acting upon written notice or oral instructions from any authorized officer of the Company;

(h) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes;

(i) may consult with counsel with respect to any questions relating to your duties and responsibilities, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and

(j) shall in no event be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond your control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined in the Prospectus) and such other documents or such other forms as may be approved from time to time by the Company, to all holders of Old Notes and to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: General Counsel, at the Company’s offices at 120 Genesis Boulevard, Bridgeport, West Virginia 26330, telephone (304) 842-3597.

16. You shall advise, by facsimile transmission or telephone, and promptly thereafter confirm in writing, to the General Counsel of the Company, and such other person or persons as the Company may request, daily, and more frequently during the week immediately preceding the Expiration Date and if otherwise requested, up to and including the Expiration Date, as to the aggregate principal amount of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the

Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

19. For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of out-of-pocket expenses (including the reasonable fees and expenses of your counsel) as shall be agreed in writing between the Company and you. The provisions of this section shall survive the termination of this Agreement and your resignation or removal for any reason.

20. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery that have been provided to you and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

21. The Company shall indemnify, defend and hold you and your directors, officers, employees and agents (collectively with you, the “Indemnitees”) harmless from and against every loss, liability or expense, including without limitation damages, fines, suits, actions, demands, penalties, costs, out-of-pocket expenses, and reasonable legal fees and expenses, (collectively, “Losses”), that may be imposed on, incurred by, or asserted against, any Indemnitee for or in respect of your (1) execution and delivery of this Agreement (2) compliance or attempted compliance with or reliance upon any instruction or other direction upon which you are authorized to rely pursuant to the terms of this Agreement and (3) performance under this Agreement, except in the case of such performance only and with respect to any Indemnitee to the extent that the Loss resulted from such Indemnitee’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Agreement and your resignation or removal for any reason.

22. You shall arrange to comply with all requirements under the tax laws of the United States relating to any requirements to obtain Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain instances, to deduct twenty-eight percent (28%) with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

23. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, the Company’s check in the amount of all transfer taxes so payable; provided, however, you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

24. This Agreement and your appointment as Exchange Agent hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile receipt confirmed) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

Petroleum Development Corporation

120 Genesis Boulevard

Bridgeport, West Virginia 26330

Facsimile:    (304) 842-0913

Attention:    Daniel W. Amidon, General Counsel and Secretary

With a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Facsimile:    (713) 220-4285

Attention:    Henry Havre, Esq.

If to the Exchange Agent:

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Facsimile:    (212) 815-5704

Attention:    Corporate Trust Division—Corporate Finance Unit

29. The Exchange Agent may resign from its duties under this Agreement by giving to the Company thirty (30) days prior written notice. If Exchange Agent resigns or becomes incapable of acting as exchange agent hereunder and the Company fails to appoint a new exchange agent within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by Exchange Agent, the Company shall appoint a successor Exchange Agent or assume all of the duties and responsibilities of Exchange Agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent hereunder without any further act or deed. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19, 21 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company or any successor exchange agent, as appropriate, any certificates for Notes, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

30. This Agreement shall be binding and effective as of the date hereof.

31. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

PETROLEUM DEVELOPMENT CORPORATION

By:
Name:
Title:

Accepted as of the date

first above written:

THE BANK OF NEW YORK, as Exchange Agent

By:
Name:
Title: